Exhibit 10.37

English Translation

Mobile Market Developer Service Agreement

The “Mobile Market Developer Service” (the “Service”) refers to the billing, fee collection and payment service provided by the Mobile Market (the “Market”) to developers in connection with APPs. This Agreement is entered into by and between you and the Market.

ARTICLE 1	Representations and Warranties

1.1 The provisions hereunder may have material impact on your interest and may waive or limit the liabilities of the Market, which are indicated in bold for your attention. You acknowledge that, prior to applying for the Service, you have fully read, understood and accepted all the provisions hereunder, and that by accepting the Service, you have agreed to comply with all the provisions set out hereunder.

1.2 You acknowledge that the Market is entitled to revise the Agreement at any time unilaterally and to publicize such revision by making announcement in the Mobile Developers’ Community (http://dev.10086.CN, the “Community”) without sending separate notice to you, provided that, prior to the enforcement of such revision, the Market shall set aside at least one week as the objection period; if you do not submit any objection in written during the objection period, or if you continue using the Service, you will be deemed to have fully read, understood and accepted the Agreement as revised and will use the Service in compliance therewith; if you do not agree with the Agreement as revised, you should submit your objection in written and discontinue any use of the Service. Except as expressly stated otherwise, any addition with the effect of extending the scope of the Service or enhancing the Service shall be subject to this Agreement.

1.3 You acknowledge that, this Agreement is composed of the provisions hereunder, as well as various rules announced in the Community, such as the China Mobile Internet Base Service Agreement, Cooperation Measures for China Mobile Internet Base Internet Business - MM, Access Test Standards for Applications in Mobile Market, Cost-Performance Evaluation Standards for Applications in Mobile Market. In event of any conflict of such provisions and rules, this Agreement shall prevail. Any issue not covered hereunder shall be subject to the applicable rules.

ARTICLE 2	Definitions

2.1 Mobile Market (http://www.10086.cn): a market set up by China Mobile by gathering a vast number of mobile application developers, application providers and the excellent APP resources they create with the aim of satisfying the experience and consumption needs of various types of end users for mobile terminal APPs. In this Market, users can conveniently find, download, use on trial basis, purchase, manage, evaluate and recommend various applications and digital products applicable to their mobile terminals; meanwhile, the vast number of mobile application developers and application providers can supply the Market with various kinds of APPs that they create or for which they have legitimate intellectual property rights, and gain the sales income of the APPs.

2.2 APP: refers to the application and service for sale in the Market and in its related channels that can be installed or run on mobile terminal devices, including but not limited to, mobile software, mobile game applications, mobile themes, etc.

2.3 APP Publishing Service: refers to the Service of displaying and selling the APPs in the Market, for which the Market also provides billing services and collects from users information fees on behalf of the application developers or providers.

2.4 In-App Purchase: refers to the billing service provided by the Market that enables the payment for the products of the items within the APP, such as the content, service or game props. You may incorporate the In-App Purchase SDK into your own applications and set the charging points on your own account. Users can download the applications for free, and once the charging points are triggered in their use of such applications, the users will have the discretion to confirm whether to accept such payment.

2.5 Webpage Billing Service: refers to the billing service provided by the Market for the Internet web page-based applications (such as digital content, e-commerce, Internet service etc.) You may incorporate the webpage billing SDK into the WAP pages and WEB pages, so that users may pay the information fees with the fees they have paid to China Mobile.

2.6 A-Pay: refers to the billing service jointly provided to you by three companies, i.e. China Mobile Group Guangdong Co., Ltd. (the Market), Dazzle Interactive Network Technologies (China Telecom eGame http://play.cn) and China Unicom Broadband Online Co., Ltd. (China Unicom Mobile Game http:// game.wo.com.cn). You may incorporate the A-Pay SDK into your own APPs, and publish such APPs simultaneously on the three markets (this Market, China Telecom eGame and China Unicom Mobile Game) of such three companies by publishing the APPs containing such SDK in this Market. When the users download and purchase such APPs in any of the three markets, payment can be made with the fees the users have paid to China Mobile, China Telecom or China Unicom correspondingly.

2.7 Open Operation Service: refers to the promotion of your APPs to quality channel partners by this Market.

2.8 In-App Promotion Service: refers to the service that the Market displays or provides the links of a third party’s products or service in your APPs and charges promotion service fees from such third party on your behalf. You may incorporate the In-App Promotion SDK in the APPs, publish such APPs in the Market or through other channels, and charge the promotion fees based on the “performance”.

ARTICLE 3	Business Model

3.1 You may use the Market as the platform to publish and sell the APPs to the users and engage the Market to charge and deduct fees from the users on your behalf. The Market, as the provider and operator of the platform, provides you with various services at certain prices such as loading of communications, testing of the APPs, adaptation and presentation, promotion campaigns, and charging and deducting fees from the users on your behalf in accordance with your instructions.

3.2 The Market will charge you 30% of the information fees you actually charge the users as the service fees and will directly deduct such service fees from the fees it collects on behalf of you.

ARTICLE 4	Rules for Publishing APPs

4.1 Please ensure that all the materials in connection with the APPs that you publish (including the names, graphics, texts, program packages, digital media content, and the content available on-line, etc.) comply with the Constitution of the People’s Republic of China, the Interim Provisions on the Administration of Internet Publication, Regulation on Internet Information Service and other applicable laws and regulations. None of the APPs containing any of the following contents shall be published in breach of such laws and regulations: :a) those against the fundamental principles set forth by the Constitution; b) those harming the state consolidation, sovereignty and territorial integrity; c) those divulging the state secrets, harming the state security or damaging the state honor or interests; d) those inciting hatred or discrimination among the nationalities, undermining the national unification or infringing upon the customs or habits of the nationalities; e) those advocating cults or superstitions; f) those spreading rumors, disrupting the social order or undermining the social stability; g) those advocating obscenity, gambling or violence, or instigating others to commit crimes; h) those insulting or defaming others, or impairing the legitimate rights and interests of others; i) those harming the social morality or the excellent cultural traditions of the nationalities; j) those containing other contents forbidden by laws and regulations of the state.

4.2 Intellectual Property of the APPs: a) Please ensure that you have the legitimate intellectual property rights of (or you are fully and legitimately authorized with the copyright of) the APPs and the related materials that you publish; b) If the APPs and the related materials that you you publish contain any professional information relating to meteorology, education, health care, traffic, finance, TV and movies, animation and comics, publications and news, or if the applications and the related materials contain any information relating to the public figures, celebrities, individuals’ icons, logos or body language, please ensure that you have the legitimate right of use, right of portraiture or right of image in connection therewith, and upload the relevant evidence during the publishing process of the application; c) In event of any violation of the legitimate rights of a third party (either an institution or an individual) by the APPs that you have published, if such third party institution or individual lodges any litigation in connection with the dispute on the ownership of the intellectual property of the APPs and the related materials that you publish, then you will be responsible for handling such litigation and be liable for any loss incurred by China Mobile, the third party institution or individual and China Mobile’s clients; d) if a third party institution or individual files any challenge or complaint against the ownership of the intellectual property right of the APPs and the related materials that you publish, the Market is entitled to temporarily take the relevant APPs off-line. You are responsible for providing the relevant evidence in connection with the intellectual property and cooperating with the complaint-handling work.

4.3 None of the following applications shall be published: a) those containing any virus, Trojan, malicious code or feature; b) those that may result in the hardware damage or malfunction of the mobile terminals; c) those that can read, copy, forward, edit, distribute or delete the files or data stored in the terminal without the user’s consent; d) those damaging the enterprise reputation, brand, products or the business of China Mobile; e) those containing information on winning lottery draws or sweepstakes.

4.4 When publishing the APPs, you will be required to provide certain logo pictures, product screen shots, promotional preview pictures and and text descriptions, and you acknowledge that the Market will display the details of you APPs in the portal site, client-side or relevant marketing campaigns and promotion channels.

4.5 You may select and decide the appropriate terminal series and terminal models when publishing the applications. The Market will conduct adaptation tests on such applications by referencing the information on the terminals that you have selected, but the final adaption status of the relevant terminals will be confirmed and defined by the Market following such tests, the results of which may not necessarily be completely the same with the terminal models that you have selected. Also, the Market is entitled to extend the scope of adapted terminal models of the applications you publish to include those models beyond your selection in accordance with the actual development trend of the end-user market and the users’ behavior and interest, so that your APPs will cover a wider range of user groups.

4.6 The applications that you apply for publishing in the Market shall meet the Access Test Standards for Applications in Mobile Market and the requirements of the relevant state laws and regulations. The developer shall be liable for all the legal liabilities arising from the violation of relevant state laws and regulations in connection with the copyright, function and content of the APPs. The access test focuses on reviewing and testing whether the APPs meet the following requirements: a) The APP is qualified in terms of security and free of any virus, malicious code, illegal/harmful information, and is legitimate in terms of copyright, advertising and business content, as well as the functions. The developer is required to ensure that the APP does not include any content or function in breach of the laws or regulations. b) The APP is qualified in terms of its function, with the major business functions and charging points in normal operation consistent with the description of the APP. The installment and operation of the APP does not have an adverse impact on other normal operation of the terminal. The developer is required to ensure that the APP does not contain any serious deficiency or error in terms of the function. c) The APP is qualified in terms of its compatibility and can adapt correctly to all the corresponding terminals. The developer is required to ensure that the APP can run well on all the adaptable terminals of various types.

4.7 The APPs that you apply for publishing in the Market shall meet the requirements set out in the Appendix (Cost-Performance Evaluation for Applications in Mobile Market) to the Standards for the of the Access Test Standards for Applications in Mobile Market. The developer shall not submit paid-for APPs of low quality and high price or those of large amounts and high homogeneity lacking distinguishing features that disqualify in terms of cost-performance or that drag down the average quality level of the APPs in the Market as a whole.

4.8 You are obliged to update the versions of the APPs in the Market on a timely basis to ensure that the versions of the APPs published in the Market are no older than those published in other channels. If you fail to update the versions on a timely basis, you acknowledge that the Market can replace the APPs with those of updated versions that the Market obtains from other channels. If you do not agree with such replacement made by the Market, please submit your objection in written to Market within a week.

ARTICLE 5	In-APP Purchase Service Rules

5.1 If you need to use the In-APP Purchase Service provided by the Market, you may submit an application to the Market and use such service after confirmation and authorization by the Market.

5.2 You need to apply for the In-APP Purchase SDK on the business platform of the Market, and develop applications according to relevant development files. Once the application is used for commercial purpose, your charging points shall only be charged to applicable APPs other than those irrelevant.

5.3 Before your APP triggers charging, make sure that charging reminder and specific fee amount shall be expressly presented to the user on the operation interface, and the user shall trigger the “confirm payment” on his/her own.

5.4 Based on the user’s network environment, there are two types of In-App Purchase SDK: a) steady network charging SDK: after receiving an user’s payment request, the In-App Purchase SDK will send it to the backend through the network (GPRC, WLAN, 3G, etc.), and the backend will send a fee deduction request to the charging system upon successful authentication and will give APP’s client-side or server-side the feedback on the payment results which will be presented to the user. b) unsteady network charging SDK: when receiving an user’s payment request, the In-App purchase SDK will send it to the backend through SMS, then the backend will send a deduction request to the charging system upon successful authentication, and the payment results will only be synchronized to the server-side of the application.

5.5 You understand that the unsteady network charging SDK adopts the SMS payment method, and technically speaking, the charging cannot be authenticated interactively. If the charging message is intercepted, the payment amount exceeds its limited amount, the APP program package is falsified or other abnormal circumstances arise, the user may still be allowed to use APPs for free as long as the charging request message is sent out successfully. However, the charging system actually fails in its authentication and could not realize fee deduction. The responsibility for charging failure caused thereby shall be borne by you.

5.6 The Market shall be entitled to develop, publish and update usage specification files or other relevant business rules in connection with the In-App Purchase mode, which you should comply with. When you implement charging reminder function, action logic of the charging confirmation trigger, times of charging trigger calls and fee setting rules imbedded in the course of using SDK resources, the Market shall be entitled to request you to follow the relevant specification files.

ARTICLE 6	Webpage Billing Service Rules

6.1 If you need to use the webpage billing service provided by the Market, you shall submit an application to the Market, and the Market will open such service to you after its review and confirmation.

6.2 The webpage billing SDK that you apply through the business platform of the Market shall only be used for the business confirmed by the Market, and shall not be used for any business that is not confirmed by the Market or any third party business that is not authorized by the Market.

6.3 Before your webpage billing APPs triggers charging, make sure that charging reminder and specific fee amount shall be expressly presented to the user on the operation interface, and the user shall trigger the “confirm payment” on his/her own.

6.4 The Market acknowledges that opening the Webpage Purchase Service to you does not indicate that it opens such service to all of your business. If you need to use the service for specific business, you need to submit a business application as required by the Market, and the Market will confirm the application, open such service to specific business and issue business appraisal opinions. You shall operate business and arrange your work pursuant to the business appraisal opinions issued by the Market and the webpage billing platform connect file, and cooperate with the Market in connection with joint business debugging and testing.

6.5 You shall comply with the provisions of Section 4 with respect to the business embedded in the webpage billing SDK of the Market, and be responsible for any complaints, disputes and litigations arising from the qualities or contents of your webpage products.

ARTICLE 7	A-Pay Service Rules

7.1 You agree to participate in the A-Pay Service provided by the Market for a consideration, entrust the Market to collect information fees from users of China Mobile and China Unicom through Dazzle Interactive Network Technologies Co., Ltd and China Unicom Broadband Online Limited Corporation, respectively, and pay services fees to the Market.

7.2 If you need to use the A-Pay service provided by the Market, you may submit an application to the Market and use such service after confirmation and authorization by the Market.

7.3 You need to apply for the A-Pay SDK on the business platform of the Market, and develop applications according to relevant development files. Once the application is used for commercial purpose, your charging points shall only be charged to applicable APPs other than those irrelevant.

7.4 Before your APP triggers charging, make sure that charging reminder and specific fee amount shall be expressly presented to the user on the operation interface, and the user shall trigger the “confirm payment” on his/her own.

7.5 The service fees receivable by the Market shall be directly deducted from the fees collected, the standards of which are set out as follows: a) in case of collecting information fees from users of China Mobile, the service fee standard of the Market shall refer to Article 3 of this Agreement; b) in case of collecting information fees from users of China Telecom and China Unicom, the Market shall charge service fees for an amount equal to 30% of the fees actually settled to the Market by Dazzle Interactive Network Technologies Co., Ltd and China Unicom Broadband Online Limited Corporation;

7.6 The Market shall only provide the collection service, and shall not be responsible for the accuracy of the fees charged to users by Dazzle Interactive Network Technologies Co., Ltd and China Unicom Broadband Online Limited Corporation. If you have any question or intend to apply for account reconciliation in connection with the charging services provided by the two companies, please directly contact them on your own.

7.7 You understand and agree that it takes time for Dazzle Interactive Network Technologies Co., Ltd and China Unicom Broadband Online Limited Corporation to provide your collection fees to the Market in cash, the Market will pay the collection fees to you pursuant to its settlement procedures upon receipt of such cash, and you’re aware of and agree to the time such fund flow takes.

7.8 If any breaches, complaints or litigations arise from the E-game of China Telecom or the mobile games of China Unicom because of you or the quality of your APPs, etc., you shall be obligated to assist those two application stores in duly dealing with those issues and be held liable for those APPs being removed off shelves, loss indemnification or service suspension.

ARTICLE 8	Open Operation Service Rules

8.1 You agree to participate in the Open Operation Service provided by the Market for a consideration, entrust the Market to pay channel advertising fees to the cooperative channels, and pay the Market for collecting service fees on behalf of you. The standard service and channel advertising fee charge shall refer to your option or confirmation in the Community.

8.2 You agree that all APPs released in the Market shall be subject to open operation advertising, and the cooperative channels shall select and finally confirm the APPs for advertising.

8.3 The Market is entitled to assign, change or otherwise manage your channel code, and meanwhile grant data inquiry authority to you for your inquiry of the advertising results.

8.4 The Market shall only provide the cooperative channels with released APPs and their categories, and shall not assume any liabilities arising from the APPs during the term of operating the cooperative channels.

8.5 When dealing with user complaints arising out of your responsibilities, if the information fees are required to be refunded to the complaining users, the Market shall pay such fees first and deduct them from the amount settled with you.

8.6 The Market shall deduct the service fees receivable directly from the fees collected on behalf of you.

8.7 The Market shall directly deduct from the fees collected on behalf of you the advertising fees entrusted to be paid by the Market, and pay them to the cooperative channels.

ARTICLE 9	In-App Promotion Service Rules

9.1 You agree to participate in the In-App Promotion Service provided by the Market, and entrust the Market to collect the advertising fees from APP releasers.

9.2 If you need to use the In-App Promotion Service provided by the Market, you may submit an application to the Market and use such service after confirmation and authorization by the Market.

9.3 You need to apply for the In-App Promotion SDK on the business platform of the Market, and develop applications according to relevant development files. In addition, the In-App Promotion SDK that you apply for downloading shall only be allowed to use for applicable APPs other than those irrelevant.

9.4 The statistics of application advertising fees shall be calculated on the basis of the “effect” including without limitation, hit, download, activation, registration, purchase, etc., and the “unit effect price” (application advertising fee = unit effect price * effect quantity).

9.5 The Market shall provide you with monthly income statement of APP advertising in the previous month.

9.6 If the APPs are removed from the shelves or the service is suspended and other penalties on breaches arise due to breaches by, complaints or litigation against you, the losses of the APP advertising fees caused thereby shall be borne by you.

ARTICLE 10	System Interrupt or Malfunction

10.1 The Market shall not be liable for any damages if you cannot use services due to malfunction of the system under the following circumstances, including without limitation: a) the Market announces in the Community that it falls into the system down for maintenance period; b) the telecommunication equipment breaks down and cannot perform data transmission; c) the system of the Market fails to perform business due to typhoon, earthquake, tsunami, flood, power failure, war, terrorist attack and other force majeure factors; d) the service is interrupted or delayed by hacker attack, technical adjustment or failure, website upgrade, or bank or tax department-related issues.

ARTICLE 11	Liabilities of Breach

11.1 You shall be responsible for the contents and quality of your APPs, and fully responsible for personal losses caused by failure in compliance with the contents and rules of this Agreement.

11.2 You shall take relevant liabilities for losses caused to the Market because of you.

11.3 Except as otherwise provided herein, the company shall in no event assume liquidated damages for a total amount of more than the total service fees charged to you at that time.

[Screenshot of execution status]

Cooperation Service > Electronic Business Document

Electronic Business Document

Name of the Electronic Business Document	Status of the Business Document	Date of Signature	Operation
mm Business Document	Effective	18 July 2013	View